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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
EXCO RESOURCES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

EXCO RESOURCES, INC. ANNOUNCES SPECIAL SHAREHOLDERS MEETING TO BE HELD JULY 29, 2003

        DALLAS, TEXAS, June 30, 2003—EXCO Resources, Inc. ("EXCO") announces that a special shareholders meeting will be held July 29, 2003. At the meeting, the shareholders will be asked to vote on a proposal to approve the Agreement and Plan of Merger dated March 11, 2003 among EXCO, EXCO Holdings Inc. and ER Acquisition, Inc. Holders of record of EXCO's common stock (Nasdaq: EXCO) and EXCO's 5% convertible preferred stock (Nasdaq: EXCOP) at the close of business on June 17, 2003, the record date, will be entitled to vote at the special meeting. The definitive proxy materials relating to the meeting have been filed with the Securities and Exchange Commission and are being mailed to shareholders beginning on or about June 30, 2003.

Investor Notices

        Investors and securityholders are advised to read EXCO's definitive proxy statement filed with the SEC in connection with the proposed transaction because it contains important information. Investors and securityholders may obtain a free copy of the definitive proxy statement and other documents filed by EXCO and the other parties to the merger with the SEC at the SEC's web site at www.sec.gov. The proxy statement and such other documents relating to EXCO may also be obtained for free by contacting EXCO's Chairman, Doug Miller, or EXCO's President, Ted Eubank, at EXCO's headquarters, 6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206, telephone number (214) 368-2084.

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of EXCO. There can be no assurance that the proposed transaction described in this press release will close.

        EXCO, its directors, executive officers and certain members of management and employees may be considered "participants in the solicitation" of proxies from EXCO's shareholders in connection with the transaction. Information regarding such persons and their interests in EXCO is contained in EXCO's proxy statement and annual report on Form 10-K/A filed with the SEC. Additional information regarding those persons and their interests in the transaction may be obtained by reading the definitive proxy statement.

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EXCO RESOURCES, INC. ANNOUNCES SPECIAL SHAREHOLDERS MEETING TO BE HELD JULY 29, 2003